Exhibit 99.1

NEWS RELEASE

Xenon Pharmaceuticals Reports Second Quarter 2020 Financial Results and Provides Corporate Update

XEN496 Phase 3 Protocol Submitted to FDA and Trial Initiation Anticipated in 2020

Conference Call at 4:30 pm ET Today

BURNABY, British Columbia, August 6, 2020 – Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a neurology-focused biopharmaceutical company, today reported its financial results for second quarter ended June 30, 2020 and provided a corporate update.

Dr. Simon Pimstone, Xenon’s Chief Executive Officer, said, “Xenon continues to manage well as we respond to the global impacts of the COVID-19 pandemic. We are looking forward to a number of key milestone events during the next 12 months, including topline data from our XEN1101 Phase 2b clinical trial, the anticipated start of a Phase 3 clinical trial with XEN496, data from our Phase 2 proof-of-concept trial with XEN007, and the initiation of a Phase 2 trial in our partnered program with Neurocrine.”

Dr. Pimstone continued, “We have now filed our XEN496 Phase 3 protocol with the FDA, having implemented the recommendations made by the agency in previous interactions, and we expect feedback in the near-term to support our plans to initiate this trial in KCNQ2-DEE patients this year. We also continue to advance our XEN1101 Phase 2b “X-TOLE” clinical trial currently underway in adult focal epilepsy with topline data expected in the first half of 2021 as previously guided, and we are exploring other potential indications for the novel Kv7 potassium channel modulator. Our collaborator, Neurocrine, anticipates filing an IND in the near-term supporting the initiation of a Phase 2 clinical trial examining NBI-921352 in patients with SCN8A-related epilepsy in the second half of this year.”

Dr. Pimstone added, “I am also very pleased to welcome Sheila Grant to our senior leadership team as Xenon’s Senior Vice President, R&D Operations. Sheila has more than 20 years of senior-level experience in the pharmaceutical industry with responsibilities that have encompassed global regulatory, manufacturing and supply chain operations for multiple commercial-stage drugs registered in numerous countries. I am confident Sheila’s expertise will support Xenon’s growth and maturation as we advance our neurology programs into late stage clinical development and increase our focus on commercialization efforts.”

Highlights and Anticipated Milestones

Proprietary Programs

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XEN1101 is a differentiated Kv7 potassium channel modulator being developed for the treatment of epilepsy and potentially other neurological disorders. Designed as a randomized, double-blind, placebo-controlled, multicenter study, a Phase 2b clinical trial (called the X-TOLE study) is ongoing to evaluate the clinical efficacy, safety, and tolerability of XEN1101 administered as adjunctive treatment in approximately 300 adult patients with focal epilepsy. The primary endpoint is the median percent change in monthly focal seizure frequency from baseline compared to treatment period of active versus placebo. Xenon is in close collaboration with each of the XEN1101 clinical sites in North America and Europe, taking specific direction from their respective clinical guidelines as they relate to new patient screening and randomization in the context of the COVID-19 pandemic. Xenon is expanding the X-TOLE clinical trial to include new sites in both existing and new jurisdictions to support increased patient screening. Topline data is anticipated in the first half of 2021, dependent upon the impact of COVID-19 on patient enrollment rates. Xenon also continues to explore the development of XEN1101 in other neurological indications.

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XEN496, a Kv7 potassium channel modulator, is a proprietary pediatric formulation of the active ingredient ezogabine being developed for the treatment of epilepsy. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for XEN496 for the treatment of seizures associated with KCNQ2 developmental and epileptic encephalopathy (KCNQ2-DEE) and Orphan Drug Designation (ODD) for the treatment of KCNQ2-DEE. Published case reports where physicians have used ezogabine in infants and young children with KCNQ2-DEE suggest that ezogabine may be efficacious in this often hard-to-treat population. The FDA has indicated that it is acceptable to study XEN496 in pediatric patients (from one month to less than six years old) diagnosed with KCNQ2-DEE, and that a single, small pivotal trial may be considered adequate in order to demonstrate XEN496’s efficacy in pediatric patients with KCNQ2-DEE, provided the study shows evidence of a clinically meaningful benefit in patients with the intended indication. To support the planned Phase 3 clinical trial of XEN496 in patients with KCNQ2-DEE, Xenon completed a pharmacokinetic (PK) study testing its proprietary pediatric formulation (XEN496) in 24 healthy adult volunteers. The PK profile observed for XEN496 is comparable to historical PK data for immediate-release ezogabine tablets, with XEN496 showing similar absorption and elimination curves, which supports plans for Phase 3 development. The proposed trial design is a randomized, double-blind, placebo-controlled Phase 3 clinical trial to evaluate the clinical efficacy, safety, and tolerability of XEN496 in approximately 40 pediatric patients with KCNQ2-DEE. The primary endpoint is expected to be the median percent change in seizure frequency from baseline compared to treatment period of active versus placebo. Xenon has filed the final clinical trial protocol with the FDA, and feedback is expected in the near-term. Xenon anticipates initiating the XEN496 Phase 3 clinical trial in 2020.

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XEN007 (active ingredient flunarizine) is a CNS-acting calcium channel modulator that modulates Cav2.1 and T-type calcium channels. Other reported mechanisms include dopamine, histamine, and serotonin inhibition. A physician-led, Phase 2 proof-of-concept study is examining the potential clinical efficacy, safety, and tolerability of XEN007 as an adjunctive treatment in pediatric patients diagnosed with treatment-resistant childhood absence epilepsy, or CAE. Due to the impact of COVID-19 on clinical trial enrollment rates and specifically due to the closure of our investigator site for a number of months in Canada, the topline results from this study are now expected in the first half of 2021. Depending on the final results, CAE may represent a potential orphan indication for future development of XEN007.

Partnered Programs

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Xenon has an ongoing collaboration with Neurocrine Biosciences to develop treatments for epilepsy. Neurocrine Biosciences has an exclusive license to XEN901, now known as NBI-921352, a clinical stage selective Nav1.6 sodium channel inhibitor with potential in SCN8A developmental and epileptic encephalopathy (SCN8A-DEE) and other forms of epilepsy. Neurocrine Biosciences has indicated that it anticipates filing an IND application with the FDA in the near-term in order to start a Phase 2 clinical trial in SCN8A-DEE patients in the second half of 2020. Xenon is eligible to receive up to $25 million upon the FDA acceptance of an IND for NBI-921352, with 55% of the amount in the form of an equity investment in Xenon at a 15% premium to Xenon’s 30-day trailing volume weighted average price at that time.

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Flexion Therapeutics, Inc. acquired the global rights to develop and commercialize XEN402, a Nav1.7 inhibitor also known as funapide. Flexion’s pre-clinical FX301 consists of XEN402 formulated for extended release from a thermosensitive hydrogel. The initial development of FX301 is intended to support administration as a peripheral nerve block for control of post-operative pain. Flexion anticipates initiating human clinical trials in 2021.

Corporate Update

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Effective August 4, 2020, Ms. Sheila Grant joined Xenon’s leadership team as Senior Vice President, R&D Operations reporting to the Chief Medical Officer. Since March 2013, Ms. Grant was Chief Operating Officer at Correvio Pharma Corp. (previously Cardiome Pharma Corp.), which was acquired by ADVANZ PHARMA Corp. Limited in May 2020. Previously, Ms. Grant was Cardiome's VP of Product Development, with the responsibility for the overall management of the vernakalant IV and oral programs. She oversaw the development of vernakalant from its initial pre-clinical studies through to commercialization. Ms. Grant's past roles at Cardiome included Vice President, Commercial Affairs and Director of Business & Clinical Development. Prior to joining Cardiome, Ms. Grant acted as business consultant to De Novo Enzyme Corporation and Coopers & Lybrand. Ms. Grant also worked in research, production, and quality assurance with Schering Agrochemicals U.K., Wellcome Biotechnologies U.K. and Serono Diagnostics U.K. respectively. Ms. Grant holds an MBA degree from Simon Fraser University and an MSc from the London School of Hygiene and Tropical Medicine.

Second Quarter 2020 Financial Results

Cash and cash equivalents and marketable securities as of June 30, 2020 were $202.8 million, compared to $141.4 million as of December 31, 2019. There were 34,994,790 common shares and 1,016,000 Series 1 Preferred Shares, which are convertible into common shares on a one-for-one basis at the option of the holder, subject to certain limitations, outstanding as of June 30, 2020.

Based on current assumptions, which include fully supporting the planned clinical development of XEN1101, XEN496 and XEN007, Xenon anticipates having sufficient cash to fund operations into 2022, excluding any revenue generated from existing partnerships or potential new partnering arrangements.

For the quarter ended June 30, 2020, Xenon reported total revenue of $13.4 million related to recognition of $11.9 million of deferred revenue as well as $1.5 million for research and development services from the license and collaboration agreement with Neurocrine Biosciences. There was no revenue recognized for the same period in 2019.

Research and development expenses for the quarter ended June 30, 2020 were $10.7 million, compared to $8.2 million for the same period in 2019. The increase of $2.5 million was primarily attributable to increased spending on Xenon’s clinical development product candidates XEN496 and XEN1101, and, to a lesser extent, increased spending on pre-clinical, discovery and other internal program expenses. This was partially offset by decreased spending on XEN901, now known as NBI-921352, as clinical development costs are borne by Neurocrine Biosciences.

General and administrative expenses for the quarter ended June 30, 2020 were $3.3 million compared to $2.3 million for the same period in 2019. The increase of $1.0 million was primarily attributable to increased stock-based compensation expense, salaries and benefits, and insurance premiums, partially offset by a decrease in legal fees for intellectual property protection.

Other income for the quarter ended June 30, 2020 of $0.4 million did not change significantly as compared to other income of $0.5 million for the same period in 2019.

Net loss for the quarter ended June 30, 2020 was $0.2 million, compared to $10.0 million for the same period in 2019. The change was primarily attributable to revenue recognized in the quarter ended June 30, 2020 pursuant to the agreement with Neurocrine Biosciences, partially offset by an increase in research and development and general and administrative expenses as compared to the same period in 2019.

At-the-Market Equity Offering

Xenon also announced today that it has entered into an at-the-market equity offering sales agreement with Jefferies LLC and Stifel, Nicolaus & Company, Incorporated, under which Xenon may sell its common shares, from time-to-time, for up to $100.0 million in aggregate sales proceeds in "at-the-market" transactions. Sales of the common shares, if any, will only be conducted in the United States through the Nasdaq or another exchange at market prices. No sales of common shares will be made in Canada.

Conference Call Information

Xenon will host a conference call and live audio webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its second quarter 2020 financial results and to provide a business update. To participate in the call, please dial (855) 779-9075, or (631) 485-4866 for international callers, and provide conference ID number 4056993. The webcast will be broadcast live on the “Investors” section of Xenon's website at www.xenon-pharma.com and will be available for replay following the call for 30 days.

About Xenon Pharmaceuticals Inc.

We are a clinical stage biopharmaceutical company committed to developing innovative therapeutics to improve the lives of patients with neurological disorders. We are advancing a novel product pipeline of neurology therapies to address areas of high unmet medical need, with a focus on epilepsy. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the anticipated impact and timing of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations; the timing of and results from clinical trials and pre-clinical development activities, including those related to XEN496, XEN1101, XEN007, and other proprietary products, and those related to NBI-921352, FX301, and other partnered product candidates; the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of XEN496, XEN1101, XEN007 and other proprietary and partnered product candidates; the anticipated timing of IND, or IND equivalent, submissions and the initiation of future clinical trials for XEN496, XEN1101, XEN007, and other proprietary products, and those related to NBI-921352, FX301, and other partnered candidates; the efficacy of our clinical trial designs; our ability to successfully develop and achieve milestones in the XEN496, XEN1101, XEN007 and other proprietary development programs; the timing and results of our interactions with regulators; the potential to advance certain of our product candidates directly into Phase 2 or later stage clinical trials; anticipated enrollment in our clinical trials and the timing thereof; the expansion of the X-TOLE clinical trial and the anticipated timing of the topline data therefrom; the progress and potential of our other ongoing development programs; the potential receipt of milestone payments and royalties from our collaborators; our expectation of having sufficient cash to fund operations into 2022; the timing of potential publication or presentation of future clinical data; and the sale of any common shares pursuant to the at-the-market equity offering, including the price, volume and timing of any distributions. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the impact of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations, including impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf, may be more severe and more prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may not permit certain of our product candidates to advance directly into a Phase 2 or later clinical trials, may impose additional requirements or delay the initiation of clinical trials; regulatory agencies may be delayed in reviewing, commenting on or approving any of our or our collaborators’ clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; impact of new or changing laws and regulations; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

XENON PHARMACEUTICALS INC.

Condensed Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents and marketable securities	$202,754	$141,358
Other current assets	4,256	3,508
Other assets	3,666	2,831
Total assets	$210,676	$147,697

Liabilities
Current liabilities:
Accounts payable and accrued expenses	7,769	8,818
Deferred revenue	12,692	29,743
Term loan	—	4,650
Other current liabilities	594	168
Other liabilities	323	12,341
Total liabilities	$21,378	$55,720

Shareholders’ equity	$189,298	$91,977
Total liabilities and shareholders’ equity	$210,676	$147,697

XENON PHARMACEUTICALS INC.

Condensed Consolidated Statements of Operations

(Expressed in thousands of U.S. dollars except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$13,384	$—	$20,462	$—

Operating expenses:
Research and development	10,720	8,205	22,511	17,342
General and administrative	3,310	2,307	6,630	4,928
Total operating expenses	14,030	10,512	29,141	22,270
Loss from operations	(646)	(10,512)	(8,679)	(22,270)
Other income	432	476	980	930
Loss before income taxes	(214)	(10,036)	(7,699)	(21,340)
Income tax (expense) recovery	39	29	40	(8)
Net loss and comprehensive loss	(175)	(10,007)	(7,659)	(21,348)
Net loss attributable to preferred shareholders	(5)	(380)	(222)	(810)
Net loss attributable to common shareholders	$(170)	$(9,627)	$(7,437)	$(20,538)

Net loss per common share:
Basic and diluted	$(0.00)	$(0.37)	$(0.22)	$(0.80)
Weighted-average common shares outstanding:
Basic	34,979,282	25,773,879	34,084,508	25,763,858
Diluted	34,979,282	25,775,559	34,084,508	25,763,858

Investor/Media Contact:

Jodi Regts
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com